Exhibit 2.1

Agreed

FOURTH AMENDMENT AND JOINDER TO THE TRANSACTION AGREEMENT

This FOURTH AMENDMENT AND JOINDER TO THE TRANSACTION AGREEMENT (this “Amendment”), dated as of June 7, 2023, is entered into by and among GSR II Meteora Acquisition Corp, a Delaware corporation (“PubCo”), GSR II Meteora Sponsor LLC, a Delaware limited liability company (“Sponsor”, and together with PubCo, “GSR Entities”), BT Assets, Inc., a Delaware corporation (“BT Assets”), Lux Vending, LLC, a Georgia limited liability company and a wholly owned subsidiary of BT Assets (“BT OpCo”), and BT HoldCo LLC, a Delaware limited liability company and wholly owned subsidiary of BT Assets (“BT HoldCo”, and together with BT Assets and BT OpCo, “BT Entities”). Each of PubCo, Sponsor, BT Assets, BT OpCo and BT HoldCo are referred to in this Amendment as a “Party” and collectively as the “Parties.” Each of the Parties other than BT HoldCo is referred to in this Amendment as an “Original Party” and collectively as the “Original Parties.” Capitalized terms used but not defined in this Amendment have meanings ascribed to such terms in the Transaction Agreement (as defined below).

WHEREAS, each of the Original Parties entered into the Transaction Agreement, dated as of August 24, 2022 (the “Agreement Date”), by and among the Original Parties (as amended, restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”);

WHEREAS, each of the Original Parties desires to amend the Transaction Agreement in accordance with the terms of the Transaction Agreement and this Amendment; and

WHEREAS, pursuant to Section 11.11 (Amendments) of the Transaction Agreement, the Transaction Agreement may be amended or modified only by a duly authorized agreement in writing executed in the same manner as the Transaction Agreement and which makes reference to the Transaction Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Amendment, the value, receipt and sufficiency of which are acknowledged, the Parties agree as follows:

Non-Redemption Agreements

1. Recitals. The following eighth (8th) whereas clause is added to the Recitals:

“WHEREAS, prior to the Closing, certain Persons (the “Backstop Investors”) will agree to refrain from exercising the redemption rights of the entirety of their PubCo Class A Common Stock (the “Backstop Investor Shares”) in connection with the Business Combination by entering into one or more Non-Redemption Agreements, in the forms substantially attached hereto as Exhibit H-1 and Exhibit H-2, by and between PubCo and the Backstop Investors (the “Non-Redemption Agreements”), in which there will be a payment of (i) Non-Redemption Cash (as defined in the Non-Redemption Agreements) or (ii) Non-Redemption Bonus Shares (as defined in the Non-Redemption Agreements).”

2. Exhibits H-1 and H-2. A new Exhibit H-1 (Non-Redemption Agreement (Non-Cash)) is added and attached to the Transaction Agreement, substantially in the form attached to this Amendment as Exhibit A-1. A new Exhibit H-2 (Non-Redemption Agreement (Cash)) is added and attached to the Transaction Agreement, substantially in the form attached to this Amendment as Exhibit A-2.

3. Cash Distribution Waterfall. A new Section 2.2(e) of the Transaction Agreement is added as follows:

“(e) Notwithstanding the foregoing, any payments required to be made under the Non-Redemption Agreements will take precedence over the foregoing payment steps (as applicable), such that any such payments under the Non-Redemption Agreements will be made pursuant to the terms of the Non-Redemption Agreements when due and, if there is PubCo Available Cash remaining following the payments under the Non-Redemption Agreements, it shall be paid to BT Assets or contributed to BT HoldCo, in each case, in accordance with the applicable foregoing payment steps and the Closing Spreadsheet.”

BT HoldCo LLC and Definitions

4. Preamble. The Preamble of the Transaction Agreement is deleted and replaced in its entirety with the following:

“This Transaction Agreement (as amended by (i) the First Amendment to Transaction Agreement, dated as of February 13, 2023 (the “First Amendment”), (ii) the Second Amendment to Transaction Agreement, dated as of April 4, 2023 (the “Second Amendment”), and (iii) the Third Amendment to Transaction Agreement, dated as of May 11, 2023 (the “Third Amendment”), and (iv) the Fourth Amendment to Transaction Agreement, dated as of June 7, 2023 (the “Fourth Amendment”), this “Agreement”), dated as of August 24, 2022 (the “Execution Date”), is made and entered into by and among GSR II Meteora Acquisition Corp, a Delaware corporation (“PubCo”), GSR II Meteora Sponsor LLC, a Delaware limited liability company (“Sponsor”, and together with PubCo, “GSR Entities”), BT Assets, Inc., a Delaware corporation (“BT Assets”), and Lux Vending, LLC, a Georgia limited liability company and a wholly owned subsidiary of BT Assets (“BT OpCo” , and BT Assets and BT OpCo, together with BT HoldCo (as defined below) following BT HoldCo’s execution and delivery of a joinder to this Agreement, “BT Entities”).”

5. Recitals. The second (2nd) whereas clause of the Recitals of the Transaction Agreement is deleted and replaced in its entirety with the following:

“WHEREAS, PubCo desires to, subject to the terms and conditions set forth in this Agreement, contribute, pay and deliver to BT HoldCo and BT Assets the PubCo Available Cash, without interest, and BT Assets or BT HoldCo, as applicable, shall in consideration therefor issue or sell and deliver to PubCo, at the Closing (i) certain Common Units of BT HoldCo and (ii) immediately following the effectiveness of the BT HoldCo A&R LLC Agreement, certain BT HoldCo Matching Warrants and the PubCo Earn-Out Units, free from any Encumbrances and subject to the terms and conditions set forth in this Agreement;”

6. Recitals. The fourth (4th) whereas clause of the Recitals of the Transaction Agreement is deleted and replaced in its entirety with the following:

“WHEREAS, prior to or at the Closing (and in any case prior to the Unit Purchase), the BT Entities will enter into a series of reorganizations, including, the merger of BT OpCo with and into a newly-formed Delaware limited liability company known as “Bitcoin Depot Operating LLC” (the “BT Surviving Entity”), BT Assets’ formation of BT HoldCo LLC, a Delaware limited liability company and a wholly owned subsidiary of BT Assets (“BT HoldCo”), the contribution to BT HoldCo of the entirety of BT Assets’ equity interests in BT OpCo pursuant to a contribution agreement in a form mutually agreeable by PubCo and BT Assets, and the Recapitalization, pursuant to which the issued and outstanding membership interests of BT HoldCo shall be recapitalized into the BT HoldCo Common Units, the BT HoldCo Preferred Units, the BT HoldCo Class 1 Earnout Units, the BT HoldCo Class 2 Earnout Units, and the BT HoldCo Class 3 Earnout Units (such transactions, collectively, the “BT Pre-Closing Restructuring”, and together with the PubCo Pre-Closing Restructuring, the “Pre-Closing Restructuring Plan”); provided that BT Entities and PubCo may make amendments to the Pre-Closing Restructuring Plan, as attached to the Fourth Amendment as Exhibit B (which shall be Exhibit C to this Agreement) after the Execution Date subject to the prior written consent of the other party (not to be unreasonably conditioned, withheld or delayed);”

7. Recitals. The fifth (5th) whereas clause of the Recitals of the Transaction Agreement is deleted in its entirety.

8. Recitals. The sixth (6th) whereas clause of the Recitals of the Transaction Agreement is deleted and replaced in its entirety with the following:

“WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, BT OpCo, and PubCo have entered into the Sponsor Support Agreement, a copy of which is attached as Exhibit E-1, and concurrently with the execution and delivery of the Fourth Amendment, the Sponsor, BT OpCo, and Pubco have entered into the First Amendment to Sponsor Support Agreement, a copy of which is attached as Exhibit E-2 (the “Sponsor Support Agreement”);”

9. BT HoldCo LLC. For the following sections of the Transaction Agreement only, each and every reference to “BT OpCo” in each such section of the Transaction Agreement is replaced with “BT HoldCo”:

Sections 2.1 (Unit Purchase), 2.2 (c) – (d) (Cash Distribution Waterfall), 2.4 (Earn-Out Consideration), 2.7(a)(ii), and 2.7(b)(iii) (Closing Deliverables), 2.8(a) (Payment of Cash Consideration), 3.2 (Subsidiaries), 3.6 (Capitalization), 3.14(q) (Taxes), 4.5 (Title to Units of BT OpCo), 6.3(a)(i) (Closing Spreadsheet), 7.1 (Trust Account Proceeds and Related Available Equity), 7.2 (Equity Line), 7.3 (Nasdaq Listing), 8.3(b) (Tax Matters) and 11.10(vii) (Entire Agreement).

10. BT HoldCo LLC and Lux Vending, LLC. For the following sections of the Transaction Agreement only, each and every reference to “BT OpCo” in each such section of the Transaction Agreement is replaced with “each of BT HoldCo and BT OpCo”:

Preamble of Article III, Section 3.1 (Company Organization), Sections 3.3 (Due Authorization) and 3.4 (No Violation).

11. BT Disclosure Letter. Each of Section 3.2 and Section 3.14(q) of the BT Disclosure Letter is replaced in its entirety with Annex I and Annex II attached hereto, respectively.

12. Cash Distribution Waterfall. The portion of Section 2.2 of the Transaction Agreement prior to Section 2.2(a) of the Transaction Agreement is deleted and replaced in its entirety with the following:

“A portion of the PubCo Available Cash shall be paid to BT Assets (such amounts paid to BT Assets in accordance with this Section 2.2 and pursuant to Section 2.1(a), the “Over the Top Consideration”) and a portion of the PubCo Available Cash shall be contributed to BT HoldCo, which shall then be contributed to BT OpCo in accordance with this Section 2.2 (such amounts contributed to BT HoldCo in accordance with this Section 2.2 and pursuant to Section 2.1(b), the “Contribution Amount”, which, together with the Over the Top Consideration shall constitute the PubCo Available Cash, and such distributions made in accordance with this Section 2.2, the “Cash Distribution Waterfall”) as follows:”

13. Sections 2.2(a) and 2.2(b) of the Transaction Agreement of the Transaction Agreement are deleted and replaced in their entirety with the following:

“(a) first, an amount contributed to BT HoldCo equal to (and for further payment by BT HoldCo and/or BT OpCo at BT HoldCo’s direction to payees of) any outstanding BT Transaction Expenses in accordance with the Closing Spreadsheet;

(b) second, an amount contributed to BT HoldCo equal to (and for further payment by BT HoldCo and/or BT OpCo at BT HoldCo’s direction to payees of) any outstanding Indebtedness of BT Entities that is required to be paid off in connection with the consummation of the Transaction in accordance with its terms (defined below, and the amounts payable in accordance with this Section 2.2(b), the “BT Closing Indebtedness”), in each case, in accordance with the Closing Spreadsheet;”

14. BitAccess Buyout. Section 6.8 of the Transaction Agreement is deleted and replaced in its entirety with the following:

“Promptly after the Closing (or at such later time as may be permitted by any written agreement between PubCo and/or any of the BT Companies and BitAccess or any of the holders of shares of BitAccess other than Digital Gold), (a) BT HoldCo shall contribute a portion of the Contribution Amount or other available cash of BT HoldCo (such amount, the “BitAccess Contribution Amount”) to Intuitive Software, LLC, a Delaware limited liability company, which shall then contribute such amount to Digital Gold Ventures Inc., an Ontario corporation (“Digital Gold”), and (b) BitAccess, Inc., an Ontario corporation (“BitAccess”) shall, and BT HoldCo shall cause Digital Gold to, use such BitAccess Contribution Amount to (and use solely for the purposes set forth in this Agreement), purchase or cause cancellation of all of the outstanding capital stock of or other equity interests in BitAccess, including BitAccess Options, not held by Digital Gold as of the date of such purchase, in accordance with the terms of the amended and restated shareholders agreement of BitAccess, dated as of July 20, 2021, and on such terms that are negotiated with the holders of such shares of BitAccess, such that immediately after the consummation of such purchase transactions, BitAccess shall be a wholly owned subsidiary of Digital Gold (the amount required to effect such purchase, the “BitAccess Payment Amount”); provided, that, at BT Assets’ discretion, a portion of the BitAccess Payment Amount designated in writing by BT Assets at or prior to the Closing may consist of shares of capital stock of PubCo (which such stock PubCo shall contribute (or shall be deemed to have contributed in accordance with Treasury Regulations Section 1.1032-3) to BT HoldCo and BT HoldCo shall then contribute in the same manner as the BitAccess Contribution Amount), in which case the BitAccess Contribution Amount will be decreased accordingly and BT HoldCo shall issue to PubCo a number of Common Units equal to the number of shares of PubCo capital stock included in the BitAccess Payment Amount.”

15. BT HoldCo LLC. For the following definitions in the Transaction Agreement, each and every reference to “BT OpCo” is replaced with “BT HoldCo”:

“BT Companies” (provided, for purposes of Sections 3.7(a)-(b) and 6.9, “BT Companies” shall mean BT OpCo and all of its Subsidiaries), “BT Earn-Out Units”, “BT OpCo Matching Warrants”, “BT OpCo Class 1 Earn-Out Units”, “BT OpCo Class 2 Earn-Out Units”, “BT OpCo Class 3 Earn-Out Units”, “Contribution Common Units”, “Change of Control”, “Purchased Common Units”, “PubCo Earn-Out Units”, “BT OpCo A&R LLC Agreement” and “BT OpCo Contribution.”

16. BT HoldCo Organization Documents. Section 6.10 of the Transaction Agreement is deleted and replaced in its entirety with the following:

“Section 6.10 BT HoldCo Organizational Documents. Immediately prior to the Closing, the BT HoldCo shall amend and restate its limited liability company agreement so as to read in its entirety in the form set forth in Exhibit C to the Fourth Amendment (which shall be Exhibit G to this Agreement) (the “BT HoldCo A&R LLC Agreement”). Effective immediately prior to the Unit Purchase, BT Assets will hold 100% of the Recapitalized BT HoldCo Units.”

17. Exhibit C. Exhibit C (Pre-Closing Restructuring Plan) of the Transaction Agreement is deleted and replaced in its entirety with Exhibit B attached to this Amendment.

18. Exhibit G. Exhibit G (Form of BT OpCo A&R LLC Agreement) of the Transaction Agreement is deleted and replaced in its entirety with Exhibit C attached to this Amendment.

19. Joinder. Upon execution of this Amendment, BT HoldCo shall become a party to the Transaction Agreement and shall be fully bound by, and subject to, all of the covenants, terms, and conditions of the Transaction Agreement as though an original party thereto and shall be deemed “BT HoldCo” for all purposes thereof and entitled to all the rights incidental thereto.

Employment Agreements

20. Conditions to Obligations of PubCo. Sections 9.2(a) and 9.2(c) of the Transaction Agreement are deleted and replaced in their entirety with the following:

“(a) the representations and warranties contained in Section 3.1 (Company Organization), Section 3.3 (Due Authorization) and Section 3.24 (Brokers’ Fees) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representation and warranty in Section 3.6 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. Each of the other representations and warranties of the BT Entities and their respective Subsidiaries contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “BT Material Adverse Effect” or other similar materiality qualification set forth in such representation and warranty) as of the Closing Date, except to the extent that any such representations and warranties expressly speaks as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, a BT Material Adverse Effect; provided, that for purposes of this Section 9.2(a), no Event that is contemplated by the BT Pre-Closing Restructuring Plan (or the Recapitalization) shall be deemed to constitute an inaccuracy in or breach of any such representations and warranties;

(c) Reserved;”

Treatment of Phantom Equity and BT Transaction Bonuses

21. Treatment of Phantom Equity and BT Transaction Bonuses. Section 2.6(a) of the Transaction Agreement is deleted and replaced in its entirety with the following:

“(a) At the Closing, each Phantom Equity Award that is outstanding as of immediately prior to the Closing shall, subject to and conditioned upon the Phantom Equity Holder’s execution and delivery to BT OpCo and PubCo of a Phantom Equity Award Termination Agreement, be converted into the right to receive (i) an amount in cash, without interest, to be paid in accordance with Section 2.8(f) equal to (A) the portion of the Aggregate Phantom Equity Consideration payable with respect to such Phantom Equity Award under the Phantom Equity Plan and set forth opposite such Phantom Equity Holder’s name on the Closing Spreadsheet, multiplied by (B) the Cash Payout Percentage (the “Phantom

Equity Cash Consideration”), and/or (ii) such number of shares of PubCo Class A Common Stock granted under the Incentive Equity Plan as is determined by dividing (A) (1) the Aggregate Phantom Equity Consideration payable with respect to such Phantom Equity Award under the Phantom Equity Plan and set forth opposite such Phantom Equity Holder’s name on the Closing Spreadsheet, multiplied by (2) the Equity Payout Percentage, divided by (B) $10.15 (rounded to the nearest whole share) (such shares, the “Phantom Equity Non-Cash Consideration”); provided, however, that the Aggregate Phantom Equity Consideration (whether paid in cash or equity) payable to the Phantom Equity Holders under this Section 2.6 shall not exceed $2,000,000 (the “Phantom Equity Consideration Cap”). Prior to the Closing, the BT Entities shall deliver to PubCo a spreadsheet that sets forth the calculation methodology for the Phantom Equity Cash Consideration and the Phantom Equity Non-Cash Consideration payable to each Phantom Equity Holder. Except as expressly provided in this Section 2.6, Phantom Equity Holders shall have no further rights with respect to any Phantom Equity Awards after the Closing and such Phantom Equity Awards shall be deemed to have been cancelled and terminated. Prior to the Closing, BT Assets shall specify in writing the portion of the Aggregate Phantom Equity Consideration payable in the form of Phantom Equity Cash Consideration (the “Cash Payout Percentage”) and the portion of the Aggregate Phantom Equity Consideration payable in the form of Phantom Equity Non-Cash Consideration (the “Equity Payout Percentage”); provided that all Phantom Equity Holders shall have the same Cash Payout Percentage and Equity Payout Percentage, and provided, further, that in no event will the Aggregate Phantom Equity Consideration payable to the Phantom Equity Holders exceed the Phantom Equity Consideration Cap.”

22. Section 2.6(d) of the Transaction Agreement is deleted and replaced in its entirety with the following:

“(d) No later than immediately prior to the Closing, BT OpCo shall terminate the Phantom Equity Plan (which termination may be made subject to the consummation of the payments of Aggregate Phantom Equity Consideration to the respective payees thereof). The BT Companies shall, and shall cause the administrator of the Phantom Equity Plan to, take such actions as are necessary or appropriate to accomplish the foregoing cancellation of the Phantom Equity Awards, and shall obtain all consents, as may be required to effect the treatment of Phantom Equity pursuant to this Section 2.6. PubCo shall be entitled to advance review and approval of all such documentation, which review and approval shall not be unreasonably withheld or delayed.”

23. New Sections 2.6(e) and 2.6(f) of the Transaction Agreement are added as follows:

“(e) Notwithstanding the foregoing provisions of this Section 2.6 or anything else to the contrary in this Agreement, to the extent permitted by the Phantom Equity Plan, BT Assets may elect in its sole discretion by written notice to PubCo to cause the BT Companies to delay the payment and/or issuance of the Aggregate Phantom Equity Consideration to the Phantom Equity Holders from the Closing to a later date. In the case of such an election, the amounts so delayed shall not be BT Transaction Expenses for purposes of this Agreement. In furtherance of the foregoing sentence (and notwithstanding anything to the contrary in this Agreement), BT Assets and the Company are expressly permitted to amend the Phantom Equity Plan to effect any such delay (solely to the extent, unless otherwise agreed by PubCo in writing in its sole discretion, such amendment neither (x) increases the aggregate amount payable under the Phantom Equity Plan above that which would be payable absent such amendment or (y) renders the aggregate amount payable under the Phantom Equity Plan being unquantifiable at the Closing).

(f) Notwithstanding anything to the contrary in this Agreement, to the extent permitted under the BT Transaction Bonus Agreements, BT Assets may elect in its sole discretion by written notice to PubCo to cause the BT Companies to (i) delay the payment and/or issuance of the cash or equity consideration in respect of the BT Transaction Bonus Payments from the Closing to a later date or (ii) convert a portion of the cash consideration that would otherwise be payable under the BT Transaction Bonus Agreements to be payable in the form of Pubco Class A Common Stock, restricted stock units or similar equity securities under the Incentive Equity Plan. In the case of such an election, the amounts so delayed shall not be BT Transaction Expenses for purposes of this Agreement. In furtherance of the foregoing sentence (and notwithstanding anything to the contrary in this Agreement), BT Assets and the Company are expressly permitted to amend any BT Transaction Bonus Agreement to effect any such delay or conversion (solely to the extent, unless otherwise agreed by PubCo in writing in its sole discretion, such amendment neither (x) increases the aggregate amount payable under such BT Transaction Bonus Agreement above that which would be payable absent such amendment or (y) renders the aggregate amount payable under such BT Transaction Bonus Agreement being unquantifiable at the Closing).”

Closing Deliverables

24. PubCo Closing Deliverables. Section 2.7(a)(i) of the Transaction Agreement is deleted and replaced in its entirety with the following:

“(i) a certificate signed by an officer of PubCo, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;”

25. BT Entities Closing Deliverables. Section 2.7(b)(i) of the Transaction Agreement is deleted and replaced in its entirety with the following:

“(i) a certificate signed by an officer of each of BT Assets, BT HoldCo and BT OpCo, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b), Section 9.2(c), and Section 9.2(d) have been fulfilled;”

26. Payment of Aggregate Phantom Equity Consideration. Sections 2.8(f) and 2.8(g) of the Transaction Agreement are deleted and replaced in their entirety with the following:

“(f) Payment of Aggregate Phantom Equity Consideration. To the extent not paid pursuant to Section 2.2, and subject to the terms of Section 2.2 and Section 2.6(e), PubCo shall, no later than the first regular payroll date that occurs at least five days following the Closing, (i) pay, or cause one of the BT Companies to pay, the Aggregate Phantom Equity Cash Consideration to the Phantom Equity Holders in accordance with Section 2.6 and the Closing Spreadsheet, to be paid through PubCo’s or a BT Company’s payroll system in accordance with standard payroll practices, and (ii) issue the Aggregate Phantom Equity Non-Cash Consideration under the Incentive Equity Plan to the Phantom Equity Holders in accordance with Section 2.6 and the Closing Spreadsheet, in each case subject to any required withholding for applicable Taxes as set forth in Section 2.1(d) and Section 2.6; provided that such payment or issuance of shares to such Phantom Equity Holder shall be made only if such Phantom Equity Holder shall have delivered a duly executed Phantom Equity Award Termination Agreement to BT OpCo.

(g) Payment of BT Transaction Bonus Payments. Subject to Section 2.6(f), PubCo shall (i) pay, or cause one of the BT Companies to pay, the cash portion of the BT Transaction Bonus Payments in accordance with the Closing Spreadsheet and the applicable agreement, to be paid through PubCo’s or a BT Company’s payroll system in accordance with standard payroll practices, and (ii) issue the equity or equity-based awards issuable in respect of the equity portion of the BT Transaction Bonus Payments under the Incentive Equity Plan in accordance with the Closing Spreadsheet and the applicable agreement, in each case, subject to any required withholding for applicable taxes as set forth in Section 2.1(d); provided that such payment of the BT Transaction Bonus Payments shall be made only if the applicable recipient shall have delivered a duly executed BT Transaction Bonus Termination Agreement to BT OpCo. Subject to Section 2.6(f), PubCo and the BT Companies shall be entitled to require payment by means of deduction from the BT Transaction Bonus Payments (including the withholding of shares otherwise issuable in satisfaction of such BT Transaction Bonus Payments) payable to each recipient thereof pursuant to this Section 2.8(g) of any sums required by applicable Law to be withheld with respect to such BT Transaction Bonus Payments (whether to be paid in cash or equity) to be paid to such holder (and, for the avoidance of doubt, all such applicable withholding may be first deducted from the portion of the BT Transaction Bonus Payments payable in cash in accordance with the Closing Spreadsheet and the applicable agreement).”

BT HoldCo Recapitalization

27. BT HoldCo Recapitalization. A new Section 2.9 of the Transaction Agreement is added as follows:

“Section 2.9 BT HoldCo Recapitalization. Following the finalization of the Closing Spreadsheet (and in any case prior to the Unit Purchase), as part of the BT Pre-Closing Restructuring, BT Assets and BT HoldCo shall cause all of the issued and outstanding membership interests in BT HoldCo to be recapitalized (the “Recapitalization”) into five classes of equity securities, the BT HoldCo Common Units, the BT HoldCo Preferred Units, the BT HoldCo Class 1 Earnout Units, the BT HoldCo Class 2 Earnout Units and the BT HoldCo Class 3 Earnout Units. The number of issued and outstanding units in each such class as of immediately following the Recapitalization (collectively, the “Recapitalized BT HoldCo Units”) shall be as follows:

(a) A number of BT HoldCo Common Units equal to (x) 44,100,000 minus (y) the BT HoldCo Preferred Unit Number;

(b) A number of BT HoldCo Preferred Units equal to (x) the BT HoldCo Preferred Unit Amount divided by (y) $10.00 (the “BT HoldCo Preferred Unit Number”);

(c) 5,000,000 BT HoldCo Class 1 Earnout Units;

(d) 5,000,000 BT HoldCo Class 2 Earnout Units; and

(e) 5,000,000 BT HoldCo Class 3 Earnout Units.”

28. BT HoldCo Recapitalization Definition Revisions. The definition of “BT OpCo Common Units” is deleted and replaced in its entirety:

““BT HoldCo Common Units” means Common Units of BT HoldCo having the rights, preferences and privileges set forth in the BT HoldCo A&R LLC Agreement.”

29. BT HoldCo Recapitalization Definition Additions. The following definitions of the Transaction Agreement are added:

““BT HoldCo Preferred Unit Amount” means $29,000,000.00.

“BT HoldCo Preferred Units” means Preferred Units of BT HoldCo having the rights, preferences and privileges set forth in the BT HoldCo A&R LLC Agreement.”

30. Adjustments. Section 2.1(c) of the Transaction Agreement is deleted and replaced in its entirety with the following:

“(c) Adjustments. In the event of any equity split, reverse equity split, equity dividend (including any dividend or distribution of securities convertible into BT HoldCo Common Units), reorganization, reclassification, combination, recapitalization or other like change with respect to BT HoldCo Common Units occurring after the Execution Date and prior to the Closing, in each case excluding the Recapitalization, all references in this Agreement to specified membership interests of any class or series affected thereby, and all calculations provided for that are based upon the membership interests affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such equity split, reverse equity split, equity dividend, reorganization, reclassification, combination, recapitalization or other like change.”

Post-Closing Founder Bonus and Definitions

31. Post-Closing Founder Bonus. A new Section 2.10 of the Transaction Agreement is added as follows:

“Section 2.10 Post-Closing Founder Bonus. At the Closing, PubCo shall issue to Founder 500,000 shares of PubCo Class A Common Stock under the Incentive Equity Plan in accordance with the Closing Spreadsheet, subject to any required withholding for applicable taxes in accordance with Section 2.1(d) (the “Post-Closing Founder Bonus”).”

32. Recitals. The seventh (7th) whereas clause of the Recitals of the Transaction Agreement is deleted and replaced in its entirety with the following:

“WHEREAS, at the Closing and immediately following the effectiveness of the BT HoldCo A&R LLC Agreement, PubCo shall issue (i) the Share Transaction Consideration to BT Assets for par value as set forth in this Agreement and (ii) the Post-Closing Founder Bonus to Founder;”

33. BT Transaction Expenses. The definition of “BT Transaction Expenses” is deleted and replaced in its entirety with the following:

““BT Transaction Expenses” means any reasonable and documented out-of-pocket fees and expenses paid or payable by the BT Entities or any of their respective Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments pursuant to any written arrangements entered into prior to the Closing, payable by the BT Entities or any of their Subsidiaries to any current or former employee, independent contractor, officer, director or other individual service provider of the BT Entities or any of their Subsidiaries as a result of the Transactions (whether alone or together with any other event), but excluding, for the avoidance of doubt, (x) any such payments that arise from employment-related actions taken by PubCo, the BT Entities or any of their respective Subsidiaries or Affiliates following the Closing and (y) the BT Transaction Bonus Payments and the Aggregate Phantom Equity Consideration, including the employer portion of payroll Taxes arising therefrom, (C) subject to Section 2.6(f), up to $1,000,000 of the sum of the BT Transaction Bonus Payments and the employer portion of payroll Taxes arising from the aggregate amount of the BT Transaction Bonus Payments (whether paid in cash or equity), (D) subject to Section 2.6(e) up to $1,000,000 of the sum of the Aggregate Phantom Equity Cash Consideration and the employer portion of payroll Taxes arising from the Aggregate Phantom Equity Consideration (whether paid in cash or equity), and (E) any and all filing fees payable by the BT Entities or any of their Subsidiaries or any of their Affiliates to Governmental Authorities in connection with the Transactions. Notwithstanding the foregoing or anything to the contrary in this Agreement, for purposes of this Agreement, the Post-Closing Founder Bonus is not a BT Transaction Expense.”

34. Minimum Condition PubCo Available Cash. The definition of “Minimum Condition PubCo Available Cash” is deleted and replaced in its entirety with the following:

““Minimum Condition PubCo Available Cash” means, an amount equal to (i) the PubCo Available Cash, minus (ii) the lesser of (x) $3,000,000 and (y) any amount of the outstanding BT Transaction Expenses (other than any amount not paid in cash in respect of clauses (C) and (D) of the definition of the BT Transaction Expenses) payable in accordance with the Closing Spreadsheet and Section 2.2(a).”

Representations and Warranties of the BT Companies

35. Capitalization. Sections 3.6(a) and 3.6(b) of the Transaction Agreement are deleted and replaced in their entirety with the following:

“(a) The BT Company Interests comprise all of the BT Companies’ authorized equity interests that are issued and outstanding. Except as set forth on Section 3.6(a) of the BT Disclosure Letter, all of the issued and outstanding BT Company Interests (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in the Governing Documents of the BT Companies; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the BT Companies or any Contract to which any BT Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than restrictions arising under applicable securities Laws and the Governing Documents of such BT Company (as applicable). After giving effect to the BT Pre-Closing Restructuring (including the Recapitalization), (i) BT Assets will own 100% of the Recapitalized BT HoldCo Units (which shall constitute 100% of the issued and outstanding units in BT HoldCo as of the completion of the BT Pre-Closing Restructuring) and (ii) BT HoldCo shall own, directly or indirectly, 100% of the issued and outstanding equity interests of the other BT Companies.

(b) Except as set forth on Section 3.6(b) of the BT Disclosure Letter or as contemplated by the Recapitalization, none of the BT Companies have granted any outstanding subscriptions, options, stock appreciation rights, “phantom units,” warrants, commitments, calls, rights of first refusal, deferred compensation rights, rights or other securities (including debt securities or voting securities) convertible into or exchangeable or exercisable for BT Company Interests, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements, arrangements or commitments of any character providing for the issuance of additional shares or any other equity securities of any of the BT Companies, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of any of the BT Companies or the value of which is determined by reference to shares or other equity interests of any of the BT Companies, and there are no voting trusts, proxies or agreements of any kind which may obligate the BT Companies to issue, purchase, register for sale, redeem or otherwise acquire any BT Company Interests.”

Covenants of the BT Entities

36. Conduct of Business. Sections 6.1, 6.1(b), 6.1(m) and 6.1(o) of the Transaction Agreement are deleted and replaced in their entirety with the following:

“Section 6.1 Conduct of Business. Except (i) as expressly contemplated or permitted by this Agreement (including the Recapitalization and the other transactions contemplated by the Pre-Closing Restructuring Plan) or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any COVID-19 Measures), (iii) as set forth on Section 6.1 of the BT Disclosure Letter or (iv) as consented to by PubCo in writing (which consent shall not be unreasonably conditioned, withheld or delayed), from the Execution Date through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), each of the BT Entities shall, and shall cause their Subsidiaries to, use reasonable best efforts to operate the business of the BT Entities in the ordinary course. Without limiting the generality of the foregoing, except (A) as expressly contemplated or permitted by this Agreement (including the Pre-Closing Restructuring Plan) or the Ancillary Agreements, (B) as required by applicable Law (including for this purpose any COVID-19 Measures), (C) as set forth on Section 6.1 of the BT Disclosure Letter or (D) as consented to by PubCo in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the BT Entities shall not, and shall cause their Subsidiaries not to:

(b) make or declare any dividend or distribution to the stockholders or members, as applicable, of any BT Company or make any other distributions in respect of any of the BT Companies’ capital stock or equity interests, except for dividends and distributions by a BT Company to another BT Company; provided, that prior to the Closing, BT HoldCo or BT OpCo (through BT HoldCo) may make or declare any cash dividend or cash distribution to BT Assets such that as of immediately prior to the Closing, after taking into account any such dividend or distribution and any payments made or required to be made by BT HoldCo or BT OpCo (through BT HoldCo) on or prior to the Closing in accordance with this Agreement or any Ancillary Agreements (other than the distribution of the Contribution Amount upon receipt of such amount by BT HoldCo or BT OpCo in accordance with Section 2.2), the consolidated amount of cash or cash equivalents of BT HoldCo and BT OpCo shall be not less than $5,000,000 (net of any checks outstanding);

(m) incur, assume or guarantee any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any BT Company or guaranty any debt securities of another Person, other than (i) any Indebtedness or guarantee incurred in the ordinary course of business consistent with past practices and, except for new kiosk leases, in an aggregate principal amount not to exceed $1,500,000 and (ii) as related to the refinancing of any Indebtedness of the BT Companies (including, the refinancing or negotiation of any capital leases of the BT Companies) in accordance with Section 8.6;

(o) other than as such actions may be taken pursuant to the terms of any BT Benefit Plan in effect as of the Execution Date (i) grant any increase in the cash compensation or benefits payable to any current or former director, officer, employee or other individual service provider of any BT Company, other than increases in compensation in the ordinary course consistent with past practice, (ii) grant or amend any Phantom Equity Award under the Phantom Equity Plan or any award under the BitAccess Option Plan, or (iii) enter into any new employment agreement with any Person, or amend any existing employment agreement with any current or former director, officer, or employee whose annual base salary would exceed, or during the preceding 12 month period exceeded, $200,000;”

37. Closing Spreadsheet. Sections 6.3(a)(iii) and 6.3(a)(iv) of the Transaction Agreement are deleted and replaced in their entirety with the following:

“(iii) the calculation of the Aggregate Phantom Equity Consideration and the Phantom Equity Cash Consideration and Phantom Equity Non-Cash Consideration payable to each Phantom Equity Holder pursuant to Section 2.6 (without regard to when such amounts will be paid), and the employer Taxes payable by PubCo, the BT Companies or their Subsidiaries with respect to the Aggregate Phantom Equity Consideration, the Phantom Equity Cash Consideration and Phantom Equity Non-Cash Consideration;

(iv) the calculation of the BT Transaction Bonus Payments (including the cash and non-cash portions thereof and without regard to when such amounts will be paid), and the employer Taxes payable by PubCo, the BT Companies or their Subsidiaries with respect to the BT Transaction Bonus Payments;”

PubCo Minimum Cash

38. Trust Account Proceeds and Related Available Equity. Section 7.1(a) of the Transaction Agreement is deleted and replaced in its entirety with the following:

“(a) Prior to the Closing, the Sponsor and its Affiliates shall arrange for the Minimum Condition PubCo Available Cash to equal at least $8,000,000 at the Closing (the “PubCo Minimum Cash”). The BT Entities shall reasonably cooperate with and shall take all actions reasonably required to effect the foregoing.”

Tax Matters

39. Intended Tax Treatment. Section 8.3(b) of the Transaction Agreement is deleted and replaced in its entirety with the following:

“(b) Intended Tax Treatment. The parties acknowledge and agree that, for U.S. federal (and applicable state and local) income Tax purposes:

(i) the BT Assets Unit Purchase is intended to be treated, in accordance with Revenue Ruling 99-5, 1991-1 CB 434 (Situation 1), as if (A) BT Assets had sold a portion of each asset held by BT HoldCo prior to the Closing to PubCo in exchange for the Over the Top Consideration, and immediately thereafter (B) BT Assets had contributed its remaining interest in such assets to BT HoldCo pursuant to Section 721(a) in exchange for the BT HoldCo Common Units held by BT Assets immediately after the BT Assets Unit Purchase, the BT HoldCo Preferred Units and the BT Earn-Out Units, and (C) PubCo had contributed its interest in such assets to BT HoldCo pursuant to Section 721(a) of the Code in exchange for the Purchased Common Units; and

(ii) the BT HoldCo Contribution is intended to be treated as if PubCo contributed the Contribution Amount to BT HoldCo pursuant to Section 721(a) of the Code in exchange for the Contribution Common Units, the BT HoldCo Matching Warrants and the Earn-Out Units.

Each party shall, and shall cause its respective Affiliates to, file all Tax Returns consistent with, and take no position inconsistent with, the intended tax treatment described in this paragraph, except as otherwise required by applicable Law or pursuant to a final “determination” within the meaning of Section 1313(a) of the Code.”

40. Exhibit F. Exhibit F (Form of Tax Receivable Agreement) of the Transaction Agreement is deleted and replaced in its entirety with Exhibit D attached to this Amendment.

41. Tax Receivable Agreement. The definition of “Tax Receivable Agreement” is deleted and replaced in its entirety with the following:

““Tax Receivable Agreement” means that certain Tax Receivable Agreement substantially in the form attached to the Fourth Amendment as Exhibit D (which shall be Exhibit F to this Agreement).”

Equity Plan

42. Equity Plan. Section 8.5 of the Transaction Agreement is deleted and replaced in its entirety with the following:

“Equity Plan. Prior to the Closing Date, PubCo shall approve and adopt the Bitcoin Depot 2022 Incentive Plan in the form mutually agreed upon between the BT Entities and PubCo (the “Incentive Equity Plan”). The Incentive Equity Plan will provide for awards of PubCo Common Stock with a total pool of shares equal to the sum of (i) ten percent (10%) of the number of shares of PubCo Common Stock outstanding as of immediately after the Closing, plus (ii) the number of shares of the Post-Closing Founder Bonus, plus (iii) any shares of PubCo Common Stock issuable upon settlement of the Phantom Equity Awards or the BT Transaction Bonus Payments in accordance with this Agreement, plus (iv) an annual “evergreen” increase of four percent (4%) of the number of shares of PubCo Common Stock outstanding as of the day prior to such increase (the “Incentive Equity Plan Share Reserve”). The Incentive Equity Plan Share Reserve will be determined by the BT Entities in consultation with PubCo based upon benchmarking against peer companies and the recommendation of a compensation consultant engaged by the BT Entities. As soon as practicable following the expiration of the sixty (60) day period following the date on which PubCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, PubCo shall file an effective registration statement on Form S-8 (or other applicable form) with respect to PubCo Common Stock issuable under the Incentive Equity Plan, and PubCo shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained in such registration statement(s)) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.”

Termination

43. Termination. Sections 10.1(e) and 10.1(f) of the Transaction Agreement are deleted and replaced in their entirety with the following:

“(e) Reserved;

(f) prior to the Closing, by written notice to BT Assets from PubCo if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the BT Entities set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the BT Entities through the exercise of their respective reasonable best efforts, then, for a period of up to 20 days after receipt by BT Assets of notice from PubCo of such breach (the “BT Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the BT Cure Period, or (ii) the Closing has not occurred on or before July 15, 2023 (the “Agreement End Date”), unless PubCo is then in material breach of this Agreement; or”

Registration Rights Agreement

44. Exhibit D. Exhibit D (Registration Rights Agreement) of the Transaction Agreement is deleted and replaced in its entirety with Exhibit F attached to this Amendment.

45. Registration Rights Agreement. The definition of “Registration Rights Agreement” is deleted and replaced in its entirety with the following:

““Registration Rights Agreement” means that certain Registration Rights Agreement substantially in the form attached to the Fourth Amendment as Exhibit E (which shall be Exhibit D to this Agreement).”

Notices

46. Notices. Section 11.3(a) of the Transaction Agreement is deleted and replaced in its entirety with the following:

“If to the BT Entities, to:

BT Assets, Inc.

Brandon Mintz, President & CEO

2870 Peachtree Rd #327

Atlanta, Georgia, 30305

with a copy to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Thomas Laughlin, P.C.; Douglas E. Bacon, P.C.; Matthew R. Pacey, P.C.; Atma Kabad

Email: thomas.laughlin@kirkland.com; doug.bacon@kirkland.com;

matt.pacey@kirkland.com; atma.kabad@kirkland.com”

47. Entire Agreement. Section 11.10 of the Transaction Agreement is deleted and replaced in its entirety with the following:

“(i) This Agreement (together with the BT Disclosure Letter and the PubCo Disclosure Letter), (ii) the Confidentiality Agreement, dated as of June 22, 2022, between PubCo and BT OpCo (the “Confidentiality Agreement”), (iii) the Phantom Equity Award Termination Agreements, (iv) the Registration Rights Agreement, (v) the Sponsor Support Agreement, (vi) the Tax Receivable Agreement, and (vii) the BT HoldCo A&R LLC Agreement (clauses (ii) through (vii), collectively with all other agreements contemplated hereby or thereby, including in connection with the Pre-Closing Restructuring, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.”

Miscellaneous Provisions

48. Representations and Warranties. Each of the Parties represents and warrants to the other Parties that such Party is duly organized and validly existing and in good standing under the Laws of the state of its organization, that it has all necessary power and authority to enter into and perform the obligations of this Amendment, and that there are no consents or approvals required to be obtained by such party for such party to enter into and perform its obligations under this Amendment that have not been obtained.

49. Effect of Amendment. This Amendment shall be deemed incorporated into, and form a part of, the Transaction Agreement and have the same legal validity and effect as the Transaction Agreement. Except as expressly and specifically amended by this Amendment, all terms and provisions of the Transaction Agreement are and shall remain in full force and effect, and all references to the Transaction Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Transaction Agreement shall hereafter refer to the Transaction Agreement as amended by this Amendment, and as it may hereafter be further amended or restated. Each reference in the Transaction Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Transaction Agreement as amended by this Amendment (except that references in the Transaction Agreement to the “Execution Date”, “date hereof” or “date of this Agreement” or words or phrases of similar import shall continue to mean the Agreement Date).

50. Additional Provisions. The provisions contained in Sections 6.6 (Confidentiality), 11.3 (Notices), 11.4 (Assignment), 11.5 (Rights of Third Parties), 11.7 (Governing Law), 11.8 (Headings; Counterparts), 11.10 (Entire Agreement), 11.11 (Amendments), 11.13 (Severability), 11.14 (Jurisdiction; Waiver of Jury Trial), 11.15 (Enforcement), 11.16 (Non-Recourse) and 11.18 (Conflicts and Privilege) of the Transaction Agreement are incorporated by reference into this Amendment, mutatis mutandis, and made a part of this Amendment as if set forth fully in this Amendment.

(Signature pages follow)

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

GSR II METEORA ACQUISITION CORP

By:	/s/ Gus Garcia
Name: Gus Garcia
Title: Co-Chief Executive Officer

GSR II METEORA SPONSOR LLC

By:	/s/ Gus Garcia
Name: Gus Garcia
Title: Co-Chief Executive Officer

[Exhibit A-1 to Fourth Amendment to the Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

LUX VENDING, LLC

By:	/s/ Brandon Mintz
Name:	Brandon Mintz
Title:	Chief Executive Officer

BT ASSETS, INC.

By:	/s/ Brandon Mintz
Name: Brandon Mintz
Title: Chief Executive Officer

BT HOLDCO LLC

By:	/s/ Brandon Mintz
Name: Brandon Mintz
Title: Chief Executive Officer

[Exhibit A-1 to Fourth Amendment to the Transaction Agreement]

EXHIBIT A-1

Form of Non-Redemption Agreement (Non-Cash)

[Attached]

[Exhibit A-1 to Fourth Amendment to the Transaction Agreement]

EXHIBIT A-2

Form of Non-Redemption Agreement (Cash)

[Attached]

[Exhibit A-2 to Fourth Amendment to the Transaction Agreement]

EXHIBIT B

Pre-Closing Restructuring Plan

[Attached]

[Exhibit E-1 to Fourth Amendment to the Transaction Agreement]

EXHIBIT C

Form of BT HoldCo A&R LLC Agreement

[Attached]

[Exhibit E-1 to Fourth Amendment to the Transaction Agreement]

EXHIBIT D

Form of Tax Receivable Agreement

[Attached]

[Exhibit E-1 to Fourth Amendment to the Transaction Agreement]

EXHIBIT E-1

Sponsor Support Agreement

[Attached]

[Exhibit E-1 to Fourth Amendment to the Transaction Agreement]

EXHIBIT E-2

First Amendment to Sponsor Support Agreement

[Attached]

[Exhibit E-2 to Fourth Amendment to the Transaction Agreement]

EXHIBIT F

Registration Rights Agreement

[Attached]

[Annex I to Fourth Amendment to the Transaction Agreement]

Annex I

Section 3.2

Subsidiaries

Subsidiary	Jurisdiction of Organization
Bitcoin Depot Operating LLC (f/k/a Lux Vending, LLC)	Delaware

Mintz Assets, Inc.	Georgia

Express Vending, Inc.	British Columbia (Canada)

Intuitive Software, LLC	Delaware

Digital Gold Ventures Inc.	Ontario (Canada)

BitAccess, Inc.	Ontario (Canada)

[Annex I to Fourth Amendment to the Transaction Agreement]

Annex II

Section 3.14

Taxes

(q)

BT Company	Entity Classification
BT HoldCo LLC	Disregarded entity

Lux Vending, LLC	Qualified Subchapter S Subsidiary

Mintz Assets, Inc.	Corporation

Express Vending, Inc.	Corporation

Intuitive Software, LLC	Corporation

Digital Gold Ventures Inc.	Corporation

BitAccess, Inc.	Corporation

[Annex II to Fourth Amendment to the Transaction Agreement]